Exhibit 13(a)(1)

Code of Ethics and Securities Trading Policy

The Adviser has adopted the following Code of Ethics and Securities Trading Policy (the “Code of Ethics”) governing the conduct of personal securities trading by its personnel.

The purpose of this Code of Ethics is to foster compliance with applicable federal statutes and regulatory requirements and to eliminate transactions suspected of being in conflict with the best interests of the Clients. Supplemental information to this Code of Ethics is attached as Exhibit A and incorporated herein by reference.

ARTICLE I. DEFINITIONS

In addition to the terms defined in the foregoing paragraph, the following terms will have the following meanings for purposes of this Code of Ethics:

A.	“Adviser” has the meaning assigned to it in the forepart of this Code of Ethics.

B.	“Advisers Act” means the Investment Advisers Act of 1940, as amended and the rules promulgated thereunder.

C.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

D.	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act. Under Rule 16a-1(a)(2), “Beneficial Owner” means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect Pecuniary Interest in any Securities. Although this list is not exhaustive, you generally would be the Beneficial Owner of the following:

(i)	Securities held in your own name;

(ii)	Securities held with another in joint tenancy, as tenants in common, as tenants by he entirety or in other joint ownership arrangements;

(iii)	Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan; and

(iv)	Securities owned by a corporation, trust, partnership or other entity that is directly or indirectly controlled by, or under common control with, you.

E.	“Blind Pool Account” means an account for which a Supervised Person does not (a) exercise any investment discretion or decision-making, (b) receive notice of transactions prior to execution or (c) otherwise have direct or indirect influence or control. The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Blind Pool Account, whether additional information should be provided by the relevant Supervised Person or whether additional steps must be taken by the relevant Supervised Person in order to maintain Blind Pool Account status for the relevant account.

Exhibit 13(a)(1)

F.	“Code of Ethics” means this Code of Ethics and Securities Trading Policy.

G.	“Discretionary Account” means a Supervised Person’s account that contains, or may contain, Reportable Securities and is managed by a third party without specific direction by the Supervised Person. The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Discretionary Account, whether additional information should be provided by the relevant Supervised Person or whether additional steps must be taken by the relevant Supervised Person in order to maintain Discretionary Account status for the relevant account.

H.	“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

I.	“Expert” means an industry expert used for transaction diligence.

J.	“Expert Network” means a service provider that places Supervised Persons in contact with Experts.

K.	“Federal Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of the GLBA, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to private Clients and registered investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

L.	“Client” generally refers to private Clients advised by an Adviser operated in accordance with exemptions from registration under the Investment Company Act (e.g., Section 3(c)(1) or Section 3(c)(7)).

M.	“GLBA” means the Gramm-Leach-Bliley Act.

N.	“Immediate Family” means any of the following relationships sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

O.	“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

P.	“Investment Company Act” means the Investment Company Act of 1940, as amended.

Q.	“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506) thereof.

Exhibit 13(a)(1)

R.	“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. An indirect Pecuniary Interest includes:

(i)	Securities held by members of a Supervised Person’s Immediate Family. You may request that a member of your Immediate Family be excluded from the reach of the Code of Ethics by contacting the CCO and demonstrating why it would be appropriate.

(ii)	A general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership.

(iii)	A person’s right to dividends that is separated or separable from the Securities.

(iv)	A trustee’s pecuniary interest in Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust), whether or not such Immediate Family member shares the same household as such trustee.

(v)	A beneficiary of a trust if:

•	the beneficiary shares investment control with the trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust); or

•	the beneficiary has investment control with respect to a trust transaction without consultation with the trustee.

(vi)	Remainder interests do not create a Pecuniary Interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.

(vii)	A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the Securities.

A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Securities held by a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

S.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

T.	“Reportable Security” refers to securities reportable under this Code of Ethics, and generally will include all Securities but for this purpose will not include:

•	direct obligations of the U.S. Government (e.g., Treasuries, GNMAs);

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

Exhibit 13(a)(1)

•	shares issued by money market mutual Clients;

•	securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (529 Plans);

•	shares issued by open-end mutual Clients, unless Adviser acts as the investment adviser or sub-adviser for the mutual Client;

•	derivative contracts where the underlying investment is unrelated to a company (e.g. commodity derivatives);

•	shares acquired as part of a regular savings plan operated by the scheme manager or his agent, where no discretion is exercised by the employee;

•	investments bought or sold pursuant to an automatic investment plan (such as a dividend re-investment plan (DRIP)), where pre-approval has been sought at the time the plan is entered into; or

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual Clients, unless Adviser acts as the investment adviser or sub-adviser for the mutual Client.

U.	“Adviser” has the meaning assigned to it in the forepart of this Code of Ethics.

V.	“Supervised Person” means any partner, officer, director, manager (or other person occupying a similar status or performing similar functions) or employee (other than employees with a purely clerical, administrative or support function, as designated by the CCO) of an Adviser, or any other person who provides investment advice on behalf of an Adviser and is subject to the supervision and control of such Adviser.

W.	“SEC” means the U.S. Securities and Exchange Commission.

X.	“Securities Act” means the Securities Act of 1933, as amended and the rules promulgated thereunder.

Y.	“Security” generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, such that it includes:

•	private fund (e.g., hedge fund or private equity fund) interests, including limited partnership or limited liability company interests;

•	any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness;

•	any certificate of interest or participation in any profit-sharing agreement;

•	any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate or certificate of deposit for a security;

Exhibit 13(a)(1)

•	any fractional undivided interest in oil, gas or other mineral rights;

•	any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);

•	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

•	in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Z.	“CCO” means the Chief Compliance Officer of the Adviser.

ARTICLE II. STANDARDS OF BUSINESS CONDUCT

The following standards of business conduct will govern personal investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of the Adviser’s clients (i.e., the Clients) must be placed first at all times;

•	There is a minimum holding period of three (3) months for all Reportable Securities.

•	All short sales are prohibited (including covered).

•	All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Supervised Persons should not take inappropriate advantage of their positions; and

•	Supervised Persons must comply with applicable Federal Securities Laws.

This Code of Ethics does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from responsibility for personal trading or other conduct that violates a fiduciary duty to the Adviser’s clients (i.e., the Clients).

ARTICLE III. TRADING RULES FOR PERSONAL/RELATED ACCOUNTS

The following rules govern Securities trading by all Supervised Persons and their Immediate Families. In the event there is any uncertainty of the propriety of any trade being contemplated, consult with the BCPAL Compliance Department or the CCO:

A.	Insider Trading Strictly Prohibited. No Supervised Person may engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information (see Article V).

B.	Preclearance. Supervised Persons must obtain prior approval of the BCPAL Compliance Department by submitting a clearance request for all transactions involving a Reportable Security, including purchases and sales, in which they and their Immediate Families have a Beneficial Ownership interest, except:

Exhibit 13(a)(1)

•	Purchases or sales effected in any Blind Pool Account;

•	Purchases or sales effected in any Discretionary Account;

•	Purchases that are part of an existing Automatic Investment Plan;

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent these rights were acquired from that issuer, and sales of the rights that were acquired; and

Approvals of Securities transactions granted by the BCPAL Compliance Department will be effective for five (5) business days, unless the BCPAL Compliance Department specifies otherwise in writing. Supervised Persons who receive approval with respect to a Securities transaction but do not place a trade within such period must submit a new preclearance request to the BCPAL Compliance Department.

The BCPAL Compliance Department will not grant prior approval to an order or investment that anticipates (i.e., front runs) or competes with a customer/Client order. Supervised Persons should not communicate any denial by the BCPAL Compliance Department of any trade to any person.

Prior to the CCO trading in Securities, the CCO will consult with the BCPAL CCO to confirm that any trades will be consistent with the Adviser’s Restricted List.

ARTICLE IV. REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS

A.	Initial and Annual Holdings Reports.

(i)	Except as otherwise provided below, every Supervised Person will report to the Compliance Department no later than 10 calendar days after the person becomes a Supervised Person, the following information (which information must be current as of a date no more than 45 calendar days prior to the date the person becomes a Supervised Person):

•	With respect to each Reportable Security in which the Supervised Person or their Immediate Family has any direct or indirect Beneficial Ownership, the title and type of such Reportable Security and (as applicable) the exchange ticker symbol or CUSIP number, number of shares and principal amount;

•	The name of any broker, dealer or bank with which the Supervised Person or their Immediate Family maintains an account in which any Reportable Securities are held for the Supervised Person’s direct or indirect benefit; and

•	The date the Supervised Person submits the report.

(ii)	Except as otherwise provided below, every Supervised Person must report to the Compliance Department at least once annually the information described above (which information must be current as of a date no more than 45 days before the date on which the report is submitted).

Exhibit 13(a)(1)

B.	Quarterly Transaction Reports.

(i)	Except as otherwise provided below, every Supervised Person will report to the Compliance Department no later than 30 calendar days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person or their Immediate Family has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security:

•	For each Reportable Security involved, the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the Supervised Person submits the report.

C.	Exemptions from Holdings and Transaction Reports.

(i)	A Supervised Person need not make holding or transaction reports with respect to:

•	transactions effected pursuant to an Automatic Investment Plan;

•	Securities held in Blind Pool Accounts; or

•	accounts in which a Supervised Person or their Immediate Family has a Beneficial Ownership interest that are restricted to invest solely in open-ended mutual Clients (e.g., 529 plans or 401(k) plans subject to such restrictions), provided that a Supervised Person with such an account must inform the CCO of the account and provide any information necessary to confirm to the CCO that the account is subject to such restrictions; or

•	for quarterly transaction reports only, information that would duplicate information contained in broker trade confirmations or account statements that Adviser holds in its records, so long as Adviser receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter (however, note that annual holdings reports must include such information even if it would duplicate information contained in such materials).

Exhibit 13(a)(1)

D.	Beneficial Ownership Disclaimer.

Any report under this Article IV may contain a statement that the report will not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

E.	Duplicate Confirmations and Statements.

All Supervised Persons will submit to the BCPAL Compliance Department a report of every transaction involving a Reportable Security in which they, their Immediate Families and trusts of which they are trustees or other entities or accounts in which they have a Beneficial Ownership interest have participated on at least a quarterly basis. The report will include the name of the Reportable Security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This requirement may be satisfied by sending duplicate confirmations of such trades to the BCPAL Compliance Department (e.g. through an online Code of Ethics system). The CCO may request Supervised Person to direct their brokers to supply to the BCPAL Compliance Department on a timely basis duplicate copies of confirmations of all personal transactions in Reportable Securities and copies of periodic statements for all accounts pertaining to trading in Reportable Securities by the Supervised Person and the Supervised Person’s Immediate Family members. Such confirmations generally will be supplied, but where a broker is unable to supply confirmations, confirmations may be supplied in other written format.

F.	Acknowledgment of Receipt of Code of Ethics.

Each Supervised Person must be provided with a copy of this Code of Ethics and any amendments. Each Supervised Person must provide the CCO or other designated compliance personnel with a written acknowledgment of their receipt of the Code of Ethics and any amendments. Such written acknowledgement may be in the form of a certification in the Navex PolicyTech system.

G.	Confidentiality of Reporting Under Code of Ethics.

The BCPAL Compliance Department and any other designated compliance personnel receiving reports of Supervised Person holdings and transactions under this Code of Ethics will keep such reports confidential, except to the extent that the CCO and such compliance personnel are required to disclose the contents of such reports to regulators. The CCO will confer with counsel to the extent the CCO believes necessary to determine whether the content of any such reports must be disclosed to such regulators.

H.	Annual Blind Pool Account Certifications.

Each Supervised Person must provide the BCPAL Compliance Department or other designated compliance personnel with a written discretionary account or trust certification, in the form prescribed at Exhibit B, with respect to any Blind Pool Account that holds Reportable Securities on behalf of such Supervised Person. Supervised Person must sign and deliver this certification to the BCPAL Compliance Department within 10 calendar days of joining and within 30 calendar days of 1st January each year thereafter.

Exhibit 13(a)(1)

ARTICLE V. POLICY STATEMENT ON INSIDER TRADING

The Adviser seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

Accordingly, the Adviser forbids any Supervised Person (for purposes of Articles V and VI, this term will include Supervised Persons’ Immediate Families) from trading, either personally or on behalf of others, while in possession of material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Supervised Person and extends to activities within and outside their duties at the Adviser.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The SEC can recover the profits gained or losses avoided through trading restricted under this Code of Ethics, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material, nonpublic information to trade in Securities (whether or not one is an “insider”) or to the communication of material, nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

1.	trading by an insider, while in possession of material, nonpublic information;

2.	trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	communicating material, nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are described in Exhibit A attached hereto. Any Supervised Person who has any question concerning the Adviser’s policy and procedures regarding insider trading should consult with the CCO or his/her designee. To protect yourself and the Adviser, you should contact the CCO or his/her designee immediately if you believe that you may have received material, nonpublic information. Often, a single question can forestall disciplinary action or complex legal problems.

ARTICLE VI. PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING

The following procedures have been established to aid the Adviser and all Supervised Persons in avoiding insider trading, and to aid the Adviser in preventing, detecting, and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. Any questions about these procedures should be directed to the CCO or his/her designee.

A.	Before trading Securities for yourself or others, a Supervised Person should ask themselves the following questions regarding information in their possession:

Exhibit 13(a)(1)

(i)	Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

B.	If, after consideration of the above, any Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, they should take the following steps:

(i)	Report the information and proposed trade immediately to the CCO or his/her designee.

(ii)	Do not purchase or sell the Securities either on behalf of yourself or on behalf of others.

(iii)	Do not communicate the information inside or outside the Adviser, other than to the CCO or his/her designee or other Supervised Persons with a legitimate business purpose for receiving the information.

(iv)	After the CCO or his/her designee has reviewed the issue, the Supervised Person will be instructed either to continue the prohibitions against trading and communication because the CCO or his/her designee has determined that the information is material and nonpublic, or the Supervised Person will be allowed to trade the Security and communicate the information.

C.	Information in a Supervised Person’s possession that is identified as material and nonpublic may not be communicated to anyone, including persons within the Adviser, except as otherwise provided herein. Supervised Persons should exercise care in discussing work matters with family members or in social settings so as to avoid divulging Material Nonpublic Information or “tipping” any person who may inappropriately or illegally trade based on such material nonpublic information. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be sealed and access to computer files containing material, nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

D.	If, after consideration of the items set forth in Section 1 of this Article VI, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO or his/her designee before trading or communicating the information to anyone.

E.	Special considerations will apply to the extent an Adviser or one of its affiliates retains one or more “Expert Networks,” i.e., service providers that place Supervised Persons in contact with individual industry experts (“Experts”) for transaction diligence. Supervised Persons should follow the MNPI procedures at Appendix B when dealing with Expert Networks.

Exhibit 13(a)(1)

ARTICLE VII. ADMINISTRATION OF THE CODE OF ETHICS

A.	Each Supervised Person must report any violations of this Code of Ethics promptly to the CCO or his/her designee.

B.	The BCPAL Compliance Department or its designee will review reports as well as the holdings and transaction reports submitted by Supervised Persons pursuant to Article IV.

C.	Each Supervised Person must provide the CCO or other designated compliance personnel with a written acknowledgment of their receipt of the Code of Ethics and any amendments. Such written acknowledgment may be in the form of an attestation.

D.	The CCO may, under circumstances that they deem appropriate and not opposed to the interests of the Adviser’s clients, create exceptions to requirements under this Code of Ethics that are not expressly mandated under the Federal Securities Laws. The CCO will inform any Supervised Persons affected by such exceptions in writing.

E.	The Adviser is providing Supervised Persons with the opportunity to make reports necessary under this Code of Ethics as a convenience. Supervised Persons make reports and submit personal information at their own risk, and each Supervised Person agrees that in the event of a software malfunction (e.g., loss of data, inadequate safeguarding of personal information), such Supervised Person’s sole recourse will be against the software vendor and not against the Adviser, their affiliates or personnel.

ARTICLE VIII. SANCTIONS

A Supervised Person who mistakenly discloses or discovers that someone else has disclosed material non-public information about any publicly-traded company must immediately contact the CCO.

Upon discovery of a violation of this Code of Ethics, the Adviser may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator.

Exhibit 13(a)(1)

EXHIBIT A

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, manager and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, an Adviser may become a temporary insider of a company it advises, for which it performs other services or in which it is considering an investment. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider. A person can also be subject to the prohibitions of an insider if the person wrongfully received or procured the confidential information, such as through insiders wrongfully disclosing information to such person.

2.	What is material information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the CCO or his/her designee.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, entering into material agreements, loss or gain of major customer and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

3.	What is nonpublic information?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

4.	What are the penalties for insider trading?

Exhibit 13(a)(1)

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. The SEC and other federal authorities have announced vigorous enforcement of insider trading laws and are actively pursuing cases involving private Clients and their personnel. A person can be subject to some or all of the penalties below even if they do not personally benefit from the violation. Penalties include: (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (f) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the foregoing, any violation of the Adviser’s Policy with respect to Insider Trading can be expected to result in serious sanctions by the Adviser as set forth in Article V of the Trading Policy, including dismissal of the person or persons involved.

Exhibit 13(a)(1)

EXHIBIT B

Managed Account Certification

CERTIFICATION OF NO INFLUENCE OR CONTROL OVER ACCOUNT

Dear BC Partners Compliance Team,

…………………(the “Manager”) hereby certifies that (i) the account(s) set forth below is/are managed for the benefit of…………………..(the “Investor”), or for the benefit of one or more members of the family of the Investor, on a discretionary basis by the Manager, (ii) The Manager is not a member of the Investor’s family, and (iii) neither the Investor nor any member of the Investor’s family has any direct or indirect influence or control over any particular transaction made or to be made in the account, other than with respect to broad asset allocation instructions. The Manager further certifies that securities transactions for the account(s) are made without informing the Investor or any member of the Investor’s family of any details regarding such investment decisions until after the transactions have been effected.

Account No.	Account Beneficiary	Account Type

The Manager certifies that:

•	All decisions regarding purchases and sales of securities are made on a discretionary basis for the account(s) listed above.

•	The employee named above (and members of his or her Family/Household) do not have the ability to make any specific purchases or sales of securities for the account(s) listed above.

The employee named above (and members of his or her Family/Household) did not instruct the Manager as to the allocation of securities in the account.

Name:	Signature:

Date: